Filed pursuant to Rule 424(b)(3)
File No. 333-277927

TIAA REAL ESTATE ACCOUNT

SUPPLEMENT NO. 1
Dated October 15, 2024 to the Prospectus ("Prospectus") dated May 1, 2024 for the TIAA Real Estate Account (the "Account")

This prospectus supplement should be read in conjunction with the TIAA Real Estate Account’s prospectus, dated May 1, 2024, which is referred to herein as the “prospectus.” This prospectus supplement is qualified in its entirety by reference to the prospectus except to the extent that the information in this prospectus supplement updates and supersedes the information contained in the prospectus.
Change to Target Loan-to-Value Ratio
The Account’s targeted loan to value ratio (“LTV”) will increase from 20% or less to 25% or less as of the date hereof. The investment guideline maximum LTV of 30% remains unchanged. Accordingly, the following language hereby replaces in its entirety the second sentence of the first paragraph of the section under the heading entitled “Borrowing” starting on page 7 of the prospectus:

“Under such guidelines, management intends to maintain the Account’s loan to value ratio at or below 30% (measured at the time of incurrence and after giving effect thereto) with a targeted loan to value ratio of 25% or less.”

The following language hereby replaces in its entirety the third sentence of the second paragraph of the section under the heading entitled “Borrowing” starting on page 7 of the prospectus:

“From time to time, the Account may increase its loan to value ratio above the targeted ratio of 25% or less in order to satisfy short-term and long-term portfolio management needs such as addressing debt maturities and ongoing working capital requirements.”

The following language hereby replaces in its entirety the fourth and fifth sentences of the first paragraph of the section under the heading entitled “Risks of Borrowing” starting on page 26 of the prospectus:

“Under the Account’s current investment guidelines, management intends to maintain the Account’s loan to value ratio at or below 30% (measured at the time of incurrence and after giving effect thereto) with a targeted loan to value ratio of 25% or less. From time to time, the Account may increase its loan to value ratio above the targeted ratio of 25% or less in order to satisfy short-term and long-term portfolio management needs such as

Filed pursuant to Rule 424(b)(3)
File No. 333-277927

addressing debt maturities and ongoing working capital requirements.”

Finally, the following language hereby replaces in its entirety the second sentence of the first paragraph of the section under the heading entitled “Borrowing” starting on page 63 of the prospectus:

“Under the Account’s current investment guidelines, management intends to maintain the Account’s loan to value ratio at or below 30% (measured at the time of incurrence and after giving effect thereto) with a targeted loan to value ratio of 25% or less.”

MGN-REA-1024P
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